                                                                  Exhibit 10.76


                      [RENAISSANCE COSMETICS, INC.  LETTERHEAD]



                                   _______  __, 199_


[NAME]
[ADDRESS]


Dear __________:

          This will confirm the proposal made to you by Renaissance Cosmetics, Inc. (the "Company"), in connection with the termination of your employment with the Company and our mutual understandings with respect to such proposal:

          1. We agree that your employment with the Company is terminated effective as of ________ __, 199_. On __________ __, 199_, we explained to you what you are entitled to receive upon termination of your employment, and that, contingent upon the execution, delivery and effectiveness of this letter agreement ("Agreement"), the Company would provide to you the following additional severance benefits (which you acknowledge are additional consideration that would not be available to you if you did not enter into this Agreement):

          (a) For a period of twelve (12) months, you will be paid, in accordance with normal Company payroll practices, an amount equal to 100% of your current monthly salary of $________________, less applicable deductions and legally required tax and other withholdings. The first such payment will be made to you on ________ __, 199_. In the event that you owe any amounts to the Company or any of its affiliates, the Company shall have the right to offset such amounts against any amounts due and owing to you from the Company.

          (b)  During the period you are receiving the payments referred to in
               (a) above, you will be entitled to continue to participate in (i) the medical and dental insurance programs then in effect and (ii) the 401-K Plan offered by the Company to its employees during such period, provided that you continue to make your share of the contributions for such benefits, as applicable. By executing this Agreement, you authorize those contributions to be deducted and withheld directly from the payments referred to in (a) above. All benefits not specifically referred to in this paragraph (b) shall cease on the date of termination of your employment.

          (c) Upon termination of your employment, the Company car that you are currently using will become your property, at no expense to you; provided, however, that the Company may, in its discretion, elect to continue to make the payments under the lease for the car and transfer title to the car to you at the end of the term of the lease.

          2. On _________ __, 1998, we provided you with this Agreement and explained to you that it constitutes a legal waiver and release of any rights and claims that you may have under any contract and under all federal, state and local laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act of 1988, and 42 U.S.C. Section 1981. You acknowledge that you intend to waive and release any and all such rights and claims you may have under any contract or agreement and under the statutes, laws and regulations cited above or any other applicable statute, law or regulation (with the exception of any claims that may arise under the ADEA after the date that you sign this Agreement). You understand and acknowledge that this Agreement does not constitute an admission by the Company (i) of any violation of any statute, law, regulation, order or other applicable authority, (ii) of any breach of any contract, actual or implied, or (iii) of any commission of any tort.

          3. In exchange for the consideration described herein, on behalf of yourself and your executors, administrators, representatives, trustees, heirs, subrogees, guardians, conservators, agents, successors and assigns, you hereby release and discharge the Company, its parents, subsidiaries, affiliates, divisions and related companies, and each of their respective successors and assigns, their past and present principals, directors, officers, representatives, shareholders, employees and agents, and their respective heirs, executors, and administrators, from any and all claims, complaints, contracts, liabilities, obligations, demands, debts, damages, losses, costs, expenses, attorneys' fees, rights of action and causes of action, of any kind or character whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, with respect to, or arising out of, your employment or the termination of your employment with the Company, all of which are referred to herein as the "Released Claims." The Released Claims do not include any claims related to the enforcement of any provision of this Agreement.

          4. Neither you nor the Company will at any time (a) disclose the terms or existence of this Agreement or any fact concerning its negotiation, execution or implementation or concerning your employment or termination of employment with the Company, except as may be required by law, statute or regulation, or in connection with a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, or in connection with any financing, sale of the Company (through a stock or asset sale), merger or other restructuring transaction entered into by the Company, but only to the extent required, or
(b) denigrate, disparage, impugn or defame the Company, its services or business conduct or reputation or that of any of its principals, directors, officers, employees or agents, on the one hand, or you, on the other hand. Furthermore, you agree not to disclose to any third party any information designated or otherwise treated as "confidential" by the Company, including, without limitation, financial statements, corporate records and other information and data relating to the operations, assets, liabilities, financial condition, future prospects, employees, vendors, financing and litigation of any business unit of the Company, all technical and business information, know-how or trade secrets, or any other information relating to the Company or any unit thereof, which is of a confidential or proprietary nature. "Confidential" information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or (ii) becomes available to you on a non-confidential basis from a source other than the Company.

          5. You acknowledge and agree that you will cooperate with the Company as requested by the Company from time to time on matters with respect to which you have particular knowledge, such as the Procter and Gamble matter, details of prior acquisitions and similar matters.

          6. Upon the request by the Company for the return of all property of the Company then in your possession, you will immediately return such property, including, without limitation (and to the extent applicable), computers, building keys and passes, memoranda (including e-mail memoranda addressed to you or on which you were copied or otherwise in your possession), sales brochures, credit cards, telephone charge cards, manuals, courtesy parking passes, customer lists and customer contacts, sales information, diskettes, intangible information stored on diskettes, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, product samples, and any and all other property or information held or used by you in connection with your employment with the Company.

          7. You acknowledge that the Company advised you to consult with an attorney before signing this Agreement and that you had sufficient opportunity to consult with an attorney after receiving a copy of this Agreement and before signing it. Furthermore, you acknowledge that the Company advised you that you are entitled to a period of twenty-one (21) days from the date of this Agreement to consider the proposal herein and seven (7) days thereafter to revoke your agreement to the terms hereof. In signing this Agreement, you have relied only on the promises contained herein and not on any other promises made by the Company.

          8. If you do not sign and deliver a signed copy of this Agreement to the Company by 9:00 a.m. EDT on _________ __, 199_, the offer of the Company as set forth herein shall be withdrawn in its entirety.

          9. By signing this Agreement, you acknowledge that you are entering into this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect. You have seven (7) days to revoke this Agreement after you sign it. This Agreement will not become effective or enforceable until eight (8) days after the date you sign it.

          10. This Agreement (i) represents the entire agreement of the parties with respect to the subject matter hereof, (ii) may not be amended, modified or rescinded except in writing, signed by both the Company and you, and (iii) is governed by and shall be construed in accordance with the law of the State of New York, excluding its laws regarding choice of law. In the event of any dispute arising out of this Agreement or any action to enforce the terms hereof, the costs incurred by the prevailing party in connection with such dispute or action (including reasonable attorneys' fees) will be paid by the party not prevailing in such dispute or action.


                                   RENAISSANCE COSMETICS, INC.,

                                   By:
                                       ------------------------------
                                        [Name]
                                        [Title]



AGREED TO AND ACCEPTED BY:

------------------------------
[Name]

Date:
      ------------------------

                        ADDENDUM TO SEVERANCE LETTER AGREEMENT


          Reference is hereby made to that certain severance letter agreement (the "Agreement") previously issued to you by Renaissance Cosmetics, Inc. (the "Company"). The Company confirms and acknowledges the following amendment to the Agreement:

          1. Nothing in the Agreement is intended to amend, modify, supercede or affect in any other manner the rights and benefits granted to you under (i) the Indemnification Agreement by and between you and the Company or (ii) the stay bonus program approved by the Company's Board of Directors at its October 22, 1997 meeting and memorialized in the letter to you dated January 22, 1998.

          2. In addition to the severance benefits described in paragraph 1 of the Agreement, the Company will pay an amount not to exceed $10,000 for outplacement services. You agree that you will coordinate locating such services with Jim O'Brien.

          3. You will also receive payment for any accrued but unused vacation through the date of your termination. Please contact Jim O'Brien for any questions regarding the amount of this payment.

          4. Except as specifically amended above, the terms and conditions set forth in the Agreement shall remain in full force and effect.

          Dated this __ day of _____, 199_.


                              RENAISSANCE COSMETICS, INC.


                              By:
                                  ---------------------------------
                              Title:
                                  ---------------------------------